As filed with the Securities and Exchange Commission on August 26, 2026

Registration No. 333-259093

Registration No. 333-294424

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO

FORM S-8 REGISTRATION STATEMENT NO. 333-259093

FORM S-8 REGISTRATION STATEMENT NO. 333-294424

UNDER

THE SECURITIES ACT OF 1933

C21 INVESTMENTS INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada (Province or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification Number)

19th Floor, 885 West Georgia Street
Vancouver, British Columbia V6C 3H4 Canada

(Address, including zip code, of registrant's principal executive offices)

 C21 Investments Inc. Stock Option Plan

C21 Investments Inc. Equity Incentive Plan (10% Rolling Security Based Compensation Plan)
(Full titles of the plans)

C T Corporation System

1015 15th Street N.W., Suite 1000

Washington, DC 20005

(202) 572-3100
(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This post-effective amendment relates to the following Registration Statements on Form S-8 (the "Registration Statements"), in each case filed with the U.S. Securities and Exchange Commission by C21 Investments Inc. (the "Registrant"), and in each case related to common shares, no par value, of the Registrant (the "Shares"):

  Registration Statement No. 333-259093, filed on August 26, 2021, relating to the registration of 11,874,781 Shares issuable under the C21 Investments Inc. Stock Option Plan; and
  Registration Statement No. 333-294424, filed on March 19, 2026, relating to the registration of 11,791,106 Shares issuable under the C21 Investments Inc. Equity Incentive Plan (10% Rolling Security Based Compensation Plan).

On August 21, 2026, pursuant to the terms of the Arrangement Agreement, dated as of June 14, 2026, by and between the Registrant and Vireo Growth Inc. ("Vireo"), a British Columbia corporation, the issued and outstanding Shares were acquired by Vireo by way of a statutory plan of arrangement under Division 5 of Part 9 of the Business Corporations Act (British Columbia) (the "Arrangement"), with each Share exchanged for 0.023052 subordinate voting shares of Vireo.

As a result of the Arrangement, the Registrant has terminated any and all offerings of the Registrant's securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered under the Registration Statements which remain unsold at the termination of the offerings, the Registrant hereby removes from registration by means of this post-effective amendment all such securities registered under the Registration Statements that remain unsold as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on this 26th day of August, 2026.

C21 INVESTMENTS INC.

By:	/s/ Tyson Macdonald
Name: Title:	Tyson Macdonald Vice-President

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this post-effective amendment to the Registration Statements.